UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported February 27, 2008)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 27, 2008, the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”) of Caraustar Industries, Inc. (the “Company”) made the determinations described below with regard to incentive compensation and annual base salary increases for the Company’s named executive officers.

Annual Incentive Bonuses Earned in 2007. For 2007, the named executives had an opportunity to earn: up to 60% of their annual base salary upon achievement of Company financial performance objectives expressed as a specific range of Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) targets set by the Committee; and up to 15% of their base salary for achieving certain individual performance goals approved by the Committee.

The Company did not achieve the minimum threshold for incentive payouts under the financial performance objectives. Accordingly, the named executives did not receive any payouts for the financial component of the 2007 annual incentive plan. Named executive officers did receive the payouts discussed below based on the extent to which the Committee determined those named executives achieved their respective individual performance objectives.

Michael J. Keough	$90,625

Ronald J. Domanico	57,960

Steve L. Kelchen	49,421

Thomas C. Dawson	35,532

John R. Foster	39,480

Base Salaries for 2008. The Committee also approved increases to the base salaries of the following named executive officers, which salary increases were effective March 1, 2008:

Steve L. Kelchen	10,515

John R. Foster	8,130

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2008

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial Officer